EXHIBIT 10.1
INDEMNIFICATION AGREEMENT
     This Indemnification Agreement (this “Agreement”) is made and entered into as of the                      day of                     2008, by and between PMFG, Inc., a Delaware corporation (the “Corporation”), and                     (“Indemnitee”).
RECITALS
     A. It is critically important to the Corporation and its stockholders that the Corporation be able to attract and retain the most capable persons reasonably available to serve as directors and officers of the Corporation.
     B. In recognition of the need for corporations to be able to induce capable and responsible persons to accept positions in corporate management, Delaware law authorizes (and in some instances requires) a corporation to indemnify its directors and officers, and further authorizes a corporation to purchase and maintain insurance for the benefit of its directors and officers.
     C. Federal legislation and rules adopted by the Securities and Exchange Commission and the national securities exchanges have imposed additional disclosure and corporate governance obligations on directors and officers of public companies and have exposed such directors and officers to new and substantially broadened civil liabilities.
     D. These legislative and regulatory initiatives have also exposed directors and officers of public companies to a significantly greater risk of criminal proceedings, with attendant defense costs and potential criminal fines and penalties.
     E. Indemnitee is a director and/or officer of the Corporation and his willingness to serve in such capacity is predicated, in substantial part, upon the Corporation’s willingness to indemnify him in accordance with the principles reflected above, to the full extent permitted by the laws of the State of Delaware, and upon the other undertakings set forth in this Agreement.
     F. Therefore, in recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee’s continued service as a director and/or officer of the Corporation and to enhance Indemnitee’s ability to serve the Corporation in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Corporation’s Certificate of Incorporation or Bylaws (collectively, the “Constituent Documents”), or any change in the composition of the Corporation’s Board of Directors (the “Board”)), the Corporation wishes to provide in this Agreement for the indemnification of and the advancement of Expenses (as defined in Article I) to Indemnitee as set forth in this Agreement and for the continued coverage of Indemnitee under the Corporation’s directors’ and officers’ liability insurance policies.
     G. In light of the considerations referred to in the preceding recitals, it is the Corporation’s intention and desire that the provisions of this Agreement be construed liberally, subject to their express terms, to maximize the protections to be provided to Indemnitee hereunder.

     NOW, THEREFORE, in order to induce Indemnitee to continue to serve in his capacity, the Corporation and Indemnitee hereby agree as follows:
ARTICLE I
Certain Definitions
     As used herein, the following words and terms shall have the following respective meanings (whether singular or plural):
     “Claim” means (a) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; and (b) any threatened, pending or completed inquiry or investigation, whether made, instituted or conducted by the Corporation or any other person, including any federal, state or other governmental entity, that Indemnitee determines might lead to the institution of any such claim, demand, action, suit or proceeding.
     “Controlled Affiliate” means any corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, that is directly or indirectly controlled by the Corporation. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity or enterprise, whether through the ownership of voting securities, through other voting rights, by contract or otherwise; provided that direct or indirect beneficial ownership of capital stock or other interests in an entity or enterprise entitling the holder to cast 20% or more of the total number of votes generally entitled to be cast in the election of directors (or persons performing comparable functions) of such entity or enterprise shall be deemed to constitute control for purposes of this definition.
     “Disinterested Director” means a director of the Corporation who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.
     “Expenses” means attorneys’ and experts’ fees and expenses and all other costs and expenses paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any Claim.
     “Incumbent Directors” means the individuals who, as of the date hereof, are directors of the Corporation and any individual becoming a director subsequent to the date hereof whose election, nomination for election by the Corporation’s stockholders, or appointment, was approved by a vote of at least two-thirds of the then-Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) under the Securities Exchange Act of 1934, as amended) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

     “Indemnifiable Claim” means any Claim based upon, arising out of or resulting from (a) any actual, alleged or suspected act or failure to act by Indemnitee in his capacity as a director, officer, employee or agent of the Corporation or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which Indemnitee is or was serving at the request of the Corporation as a director, officer, employee, member, manager, trustee or agent, (b) any actual, alleged or suspected act or failure to act by Indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of the Corporation or any other entity or enterprise referred to in clause (a) of this sentence, or (c) Indemnitee’s status as a current or former director, officer, employee or agent of the Corporation or as a current or former director, officer, employee, member, manager, trustee or agent of the Corporation or any other entity or enterprise referred to in clause (a) of this sentence or any actual, alleged or suspected act or failure to act by Indemnitee in connection with any obligation or restriction imposed upon Indemnitee by reason of such status. In addition to any service at the actual request of the Corporation, for purposes of this Agreement, Indemnitee shall be deemed to be serving or to have served at the request of the Corporation as a director, officer, employee, member, manager, trustee or agent of another entity or enterprise if Indemnitee is or was serving as a director, officer, employee, member, manager, trustee or agent of such entity or enterprise and (a) such entity or enterprise is or at the time of such service was a Controlled Affiliate, (b) such entity or enterprise is or at the time of such service was an employee benefit plan (or related trust) sponsored or maintained by the Corporation or a Controlled Affiliate, or (c) the Corporation or a Controlled Affiliate directly or indirectly caused or authorized Indemnitee to be nominated, elected, appointed, designated, employed, engaged or selected to serve in such capacity.
     “Indemnifiable Losses” means any and all Losses relating to, arising out of or resulting from any Indemnifiable Claim.
     “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (a) the Corporation (or any Subsidiary) or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (b) any other party to the Indemnifiable Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, Independent Counsel shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.
     “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other) and amounts paid in settlement, including all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing.
     “Subsidiary” means an entity in which the Corporation directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

     “Voting Stock” means securities entitled to vote generally in the election of directors (or similar governing bodies).
ARTICLE II
Indemnification
     2.1 General. Subject to Section 4.2, the Corporation shall indemnify, defend and hold harmless Indemnitee, to the fullest extent permitted by the laws of the State of Delaware in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Indemnifiable Claims and Indemnifiable Losses; provided, however, that, except as provided in Section 3.2 and Section 5.5, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee against the Corporation or any director or officer of the Corporation unless the Corporation has joined in or consented to the initiation of such Claim.
     2.2 Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of any Indemnifiable Loss, but not for all of the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.
ARTICLE III
Expenses
     3.1 Advancement of Expenses. Indemnitee shall have the right to advancement by the Corporation prior to the final disposition of any Indemnifiable Claim of any and all Expenses relating to, arising out of or resulting from any Indemnifiable Claim paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee. Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct. Without limiting the generality or effect of the foregoing, within five business days after any request by Indemnitee, the Corporation shall, in accordance with such request (but without duplication), (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses; provided that Indemnitee shall return, without interest, any amounts actually advanced to Indemnitee that, at the final disposition of the Indemnifiable Claim to which the advance related, were in excess of amounts paid or payable by Indemnitee in respect of Expenses relating to, arising out of or resulting from such Indemnifiable Claim. In connection with any such payment, advancement or reimbursement, Indemnitee shall execute and deliver to the Corporation an undertaking in the form attached hereto as Exhibit A (subject to Indemnitee filling in the blanks therein and selecting from among the bracketed alternatives therein), which need not be secured and shall be accepted without reference to Indemnitee’s ability to repay the Expenses. In no event shall Indemnitee’s right to the payment, advancement or reimbursement of Expenses pursuant to this Section 3.1 be conditioned upon any undertaking that is less favorable to Indemnitee than, or that is in addition to, the undertaking set forth in Exhibit A.
     3.2 Indemnification for Additional Expenses. Without limiting the generality or effect of the foregoing, the Corporation shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request, any and all Expenses paid or incurred by Indemnitee or which Indemnitee determines are reasonably likely to be paid or incurred by Indemnitee in connection with any Claim made, instituted or conducted by Indemnitee for (a) indemnification or reimbursement or advance payment of Expenses by the Corporation under any provision of this Agreement, or under any other agreement or provision of the Constituent Documents now or hereafter in effect relating to Indemnifiable Claims, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Corporation, regardless in each case of whether Indemnitee ultimately is determined to be entitled to such indemnification, reimbursement, advance or insurance recovery, as the case may be; provided, however, that Indemnitee shall return, without interest, any such advance of Expenses (or portion thereof) which remains unspent at the final disposition of the Claim to which the advance related.
ARTICLE IV
Procedure for Determination of Right to Indemnification
     4.1 Procedure for Notification. To obtain indemnification under this Agreement in respect of an Indemnifiable Claim or Indemnifiable Loss, Indemnitee shall submit to the Corporation a written request therefor, including a brief description (based upon information then available to Indemnitee) of such Indemnifiable Claim or Indemnifiable Loss. If, at the time of the receipt of such request, the Corporation has directors’ and officers’ liability insurance in effect under which coverage for such Indemnifiable Claim or Indemnifiable Loss is potentially available, the Corporation shall give prompt written notice of such Indemnifiable Claim or Indemnifiable Loss to the applicable insurers in accordance with the procedures set forth in the applicable policies. The Corporation shall provide to Indemnitee a copy of such notice delivered to the applicable insurers, and copies of all subsequent correspondence between the Corporation and such insurers regarding the Indemnifiable Claim or Indemnifiable Loss, in each case substantially concurrently with the delivery or receipt thereof by the Corporation. The failure by Indemnitee to timely notify the Corporation of any Indemnifiable Claim or Indemnifiable Loss shall not relieve the Corporation from any liability hereunder unless, and only to the extent that, the Corporation did not otherwise learn of such Indemnifiable Claim or Indemnifiable Loss and such failure results in forfeiture by the Corporation of substantial defenses, rights or insurance coverage.
     4.2 Determination of Right to Indemnification.
          (a) To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Indemnifiable Claim or any portion thereof or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Indemnifiable Losses relating to, arising out of, or resulting from, such Indemnifiable Claim in accordance with Section 2.1 and no Standard of Conduct Determination (as defined in Section 4.2(b)) shall be required.
          (b) To the extent that the provisions of Section 4.2(a) are inapplicable to an Indemnifiable Claim that shall have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law that is a legally required condition precedent to indemnification of Indemnitee hereunder against Indemnifiable Losses relating to, arising out of, or resulting from, such Indemnifiable Claim (a “Standard of Conduct Determination”) shall be made as follows: (i) by a majority vote of the Disinterested

Directors, even if less than a quorum of the Board, (ii) if such Disinterested Directors so direct, by a majority vote of a committee of Disinterested Directors designated by a majority vote of all Disinterested Directors, or (iii) if (A) there are no such Disinterested Directors, or (B) requested by Indemnitee no later than five business days after the Notification Date, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee. Indemnitee will cooperate with the person or persons making such Standard of Conduct Determination, including providing to such person or persons, upon reasonable advance request, any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. The Corporation shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request, any and all costs and expenses (including attorneys’ and experts’ fees and expenses) incurred by Indemnitee in so cooperating with the person or persons making such Standard of Conduct Determination.
          (c) The Corporation shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 4.2(b) to be made as promptly as practicable. If (i) the person or persons empowered or selected under Section 4.2 to make the Standard of Conduct Determination shall not have made a determination within 30 days after the later of (A) receipt by the Corporation of written notice from Indemnitee advising the Corporation of the final disposition of the applicable Indemnifiable Claim (the date of such receipt being the “Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, that is permitted under the provisions of Section 4.2(e) to make such determination and (ii) Indemnitee shall have fulfilled his obligations set forth in the second sentence of Section 4.2(b), then Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that such 30-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the person or persons making such determination in good faith requires such additional time for the obtaining or evaluation of documentation and/or information relating thereto.
          (d) If (i) Indemnitee shall be entitled to indemnification hereunder against any Indemnifiable Losses pursuant to Section 4.2(a), (ii) no determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law is a legally required condition precedent to indemnification of Indemnitee hereunder against any Indemnifiable Losses, or (iii) Indemnitee has been determined or deemed pursuant to Section 4.2(b) or Section 4.2(c) to have satisfied any applicable standard of conduct under Delaware law which is a legally required condition precedent to indemnification of Indemnitee hereunder against any Indemnifiable Losses, then the Corporation shall pay to Indemnitee, within five business days after the later of (x) the Notification Date in respect of the Indemnifiable Claim or portion thereof to which such Indemnifiable Losses are related, out of which such Indemnifiable Losses arose or from which such Indemnifiable Losses resulted and (y) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) above shall have been satisfied, an amount equal to the amount of such Indemnifiable Losses.
          (e) If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 4.2(b), the Independent Counsel shall be selected by the Board, and the Corporation shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. Indemnitee may, within five business days after receiving written notice of selection from the Corporation, deliver to the Corporation a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Article I, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person or firm so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If no Independent Counsel that is permitted under the foregoing provisions of this Section 4.2(e) to make the Standard of Conduct Determination shall have been selected within 30 days after the Corporation gives its initial notice pursuant to the first sentence of this Section 4.2(e), either the Corporation or Indemnitee may petition the Court of Chancery of the State of Delaware for resolution of any objection which shall have been made by Indemnitee to the Corporation’s selection of Independent Counsel or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel. In all events, the Corporation shall pay all of the reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 4.2(b).
     4.3 Presumption of Entitlement. In making any Standard of Conduct Determination, the person or persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct, and the Corporation may overcome such presumption only by its adducing clear and convincing evidence to the contrary. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by Indemnitee in the Court of Chancery of the State of Delaware. No determination by the Corporation (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct shall be a defense to any Claim by Indemnitee for indemnification or reimbursement or advance payment of Expenses by the Corporation hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct.
     4.4 No Other Presumption. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or that indemnification hereunder is otherwise not permitted.
ARTICLE V
Miscellaneous
     5.1 Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may at any time be entitled under applicable law, the Constituent Documents, any other agreement, vote of stockholders or resolution of directors of the Corporation or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right hereunder and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, Indemnitee will be deemed to have such greater right hereunder. The Corporation will not adopt any amendment to any of the Constituent Documents the effect of which would be to deny, diminish or encumber Indemnitee’s right to indemnification under this Agreement or any Other Indemnity Provision.
     5.2 Insurance and Subrogation.
          (a) For the duration of Indemnitee’s service as a director and/or officer of the Corporation, and thereafter for so long as Indemnitee shall be subject to any pending or possible Indemnifiable Claim, the Corporation shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Corporation that is at least substantially comparable in scope and amount to that provided by the Corporation’s current policies of directors’ and officers’ liability insurance. The Corporation shall provide Indemnitee with a copy of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials, and shall provide Indemnitee with a reasonable opportunity to review and comment on the same. Without limiting the generality or effect of the two immediately preceding sentences, the Corporation shall not discontinue or significantly reduce the scope or amount of coverage from one policy period to the next (i) without the prior approval thereof by a majority vote of the Incumbent Directors, even if less than a quorum, or (ii) if at the time that any such discontinuation or significant reduction in the scope or amount of coverage is proposed there are no Incumbent Directors, without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld or delayed). In all policies of directors’ and officers’ liability insurance obtained by the Corporation, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Corporation’s directors and officers most favorably insured by such policy. The Corporation may, but shall not be required to, create a trust fund, grant a security interest or use other means, including a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify and advance expenses pursuant to this Agreement.
          (b) In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the related rights of recovery of Indemnitee against other persons or entities (other than Indemnitee’s successors), including any entity or enterprise referred to in clause (i) of the first sentence in the definition of “Indemnifiable Claim” in Article I. Indemnitee shall execute all papers reasonably required to evidence such rights (all of Indemnitee’s reasonable Expenses, including attorneys’ fees and charges, related thereto to be reimbursed by or, at the option of Indemnitee, advanced by the Corporation).
          (c) The Corporation shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Indemnifiable Losses to the extent Indemnitee has otherwise actually received payment (net of Expenses incurred in connection therewith) under any insurance policy, the Constituent Documents and Other Indemnity Provisions or otherwise (including from any entity or enterprise referred to in clause (i) of the first sentence in the definition of “Indemnifiable Claim” in Article I) in respect of such Indemnifiable Losses otherwise indemnifiable hereunder.

     5.3 Defense of Claims. The Corporation shall be entitled to participate in the defense of any Indemnifiable Claim or to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee; provided that if Indemnitee believes, after consultation with counsel selected by Indemnitee, that (a) the use of counsel chosen by the Corporation to represent Indemnitee would present such counsel with an actual or potential conflict, (b) the named parties in any such Indemnifiable Claim (including any impleaded parties) include both the Corporation and Indemnitee and Indemnitee shall conclude that there may be one or more legal defenses available to him that are different from or in addition to those available to the Corporation, or (c) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Indemnifiable Claim) at the Corporation’s expense. The Corporation shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Indemnifiable Claim effected without the Corporation’s prior written consent. The Corporation shall not, without the prior written consent of Indemnitee, effect any settlement of any threatened or pending Indemnifiable Claim to which Indemnitee is, or could have been, a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of Indemnitee from all liability on any claims that are the subject matter of such Indemnifiable Claim. Neither the Corporation nor Indemnitee shall unreasonably withhold its consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.
     5.4 Successors and Binding Agreement.
          (a) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Corporation, by agreement in form and substance satisfactory to Indemnitee and his counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Corporation and any successor to the Corporation, including any person acquiring directly or indirectly all or substantially all of the business or assets of the Corporation whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Corporation” for purposes of this Agreement), but shall not otherwise be assignable or delegatable by the Corporation.
          (b) This Agreement shall inure to the benefit of and be enforceable by Indemnitee’s personal or legal representatives, executors, administrators, heirs, distributees, legatees and other successors.
          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 5.4(a) and 5.4(b). Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder shall not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Indemnitee’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 5.4(c), the Corporation shall have no liability to pay any amount so attempted to be assigned or transferred.

     5.5 Legal Fees and Expenses. It is the intent of the Corporation that Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Indemnitee hereunder. Accordingly, without limiting the generality or effect of any other provision hereof, the Corporation irrevocably authorizes Indemnitee from time to time to retain counsel of Indemnitee’s choice, at the expense of the Corporation as hereafter provided, to advise and represent Indemnitee in connection with any such interpretation, enforcement or defense, including the initiation or defense of any litigation or other legal action, whether by or against the Corporation or any director, officer, stockholder or other person affiliated with the Corporation, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Corporation and such counsel, the Corporation irrevocably consents to Indemnitee’s entering into an attorney-client relationship with such counsel, and in that connection the Corporation and Indemnitee agree that a confidential relationship shall exist between Indemnitee and such counsel. Without respect to whether Indemnitee prevails, in whole or in part, in connection with any of the foregoing, the Corporation will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Indemnitee in connection with any of the foregoing.
     5.6 Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent, and only to the extent, necessary to make it enforceable, valid or legal. In the event that any court or other adjudicative body shall decline to reform any provision of this Agreement held to be invalid, unenforceable or otherwise illegal as contemplated by the immediately preceding sentence, the parties hereto shall take all such action as may be necessary or appropriate to replace the provision so held to be invalid, unenforceable or otherwise illegal with one or more alternative provisions that effectuate the purpose and intent of the original provisions of this Agreement as fully as possible without being invalid, unenforceable or otherwise illegal.
     5.7 Amendment. This Agreement may not be modified or amended except by a written instrument executed by or on behalf of each of the parties hereto.
     5.8 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term only by a writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
     5.9 Entire Agreement. This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superseded by this Agreement.
     5.10 Notices. For all purposes of this Agreement, all communications, including notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid or one business day after having been sent for next-day delivery by a nationally recognized overnight courier service, addressed to the Corporation (to the attention of the Secretary of the Corporation) and to Indemnitee at the address specified on the signature page hereto, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.
     5.11 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State. The Corporation and Indemnitee each hereby irrevocably consent to the jurisdiction of the Chancery Court of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the Chancery Court of the State of Delaware.
     5.12 Headings. The Article and Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
     5.13 Certain Interpretive Matters. Unless the context of this Agreement otherwise requires, (a) “it” or “its” or words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (d) the terms “Article,” “Section,” “Annex” or “Exhibit” refer to the specified Article, Section, Annex or Exhibit of or to this Agreement, (e) the terms “include,” “includes” and “including” will be deemed to be followed by the words “without limitation” (whether or not so expressed), and (f) the word “or” is disjunctive but not exclusive. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless business days are specified and whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day, then such period or date will be extended until the immediately following business day. As used herein, “business day” means any day other than Saturday, Sunday or a United States federal holiday. No provision of this Agreement shall be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
     5.14 Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed to be an original and both of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

PMFG, INC.

By:
Name:
Title:

INDEMNITEE

[Name]

Indemnitee Notice Address:

EXHIBIT A
UNDERTAKING
          This Undertaking is submitted pursuant to the Indemnification Agreement, dated as of                                               ,       (the “Indemnification Agreement”), between PMFG, Inc., a Delaware corporation (the “Corporation”), and the undersigned. Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Indemnification Agreement.
          The undersigned hereby requests [payment], [advancement], [reimbursement] by the Corporation of Expenses which the undersigned [has incurred] [reasonably expects to incur] in connection with                                          (the “Indemnifiable Claim”).
          The undersigned hereby undertakes to repay the [payment], [advancement], [reimbursement] of Expenses made by the Corporation to or on behalf of the undersigned in response to the foregoing request if it is determined, following the final disposition of the Indemnifiable Claim and in accordance with Section 4.2 of the Indemnification Agreement, that the undersigned is not entitled to indemnification by the Corporation under the Indemnification Agreement with respect to the Indemnifiable Claim.
               IN WITNESS WHEREOF, the undersigned has executed this Undertaking as of this ___day of                                         ,      .

[Indemnitee]